UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2005

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	0-26820 (Commission File Number)	93-0962605 (I.R.S. Employer Identification No.)
411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 701-2000
Registrant’s facsimile number, including area code: (206) 701-2500
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On December 12, 2005, we announced to our employees the commencement of a plan intended to increase research and development efficiencies, lower costs and further integrate our technology platform. This plan is expected to reduce full-time staff by approximately 65 people, or about 8% of our workforce, during 2006, most by March 31, 2006, and the remaining throughout the year. Almost all of the staff reductions affect our international sales, service and engineering personnel, many based out of our Burnaby, British Columbia, Canada facility, with the remainder in Europe. Under local employment law most employees are given notice and are paid while they work through the notice period. Severance payments are limited unless an employee elects, and we accept, a voluntary early termination.
     We previously made the decision to combine the Cray XD1™ and Cray XT3™ products into one unified product with a planned delivery date in 2007. This action makes execution of that strategy more efficient, with the reduction of overlapping skills and reduced reliance on multi-location product development. Additionally, we currently are focused on the higher end of the high performance computing market and believe that less geographic breadth of sales and service is needed to carry out the strategy. The actions in Europe are designed to bring service and sales expenses in line with anticipated revenue.
     Estimated annual expense savings, once the actions are completed, are expected to be about $7 million per year. This is anticipated to be partially offset by certain hiring in other of our locations to augment required skill sets as we implement our product development plans. Overall, net estimated annual savings should be about $4 million, once our plan is completed. The timing and total amount of costs related to the restructuring cannot be determined with finality at this time. Potential costs include severance benefits, excess facilities, and legal costs. The total of these costs is expected to be less than our expected annual savings, with future cash costs ranging between $500,000 and $3 million. Severance costs could range from a few hundred thousand dollars to $2 million, depending on the number of employees who choose and receive severance in lieu of working notice. Legal costs are expected to be less than $300,000. The lease for our Burnaby, British Columbia facility, where many of the impacted employees work, expires at the end of 2006. Excess facilities and equipment costs are not anticipated to exceed $1 million. Our actions, with other factors, will be considered at year-end when we evaluate goodwill and intangible assets for impairment.
     We do not anticipate that these actions will have a material impact on our current plans for our products, our support of customers or our planned future development programs. However, there is risk that the impact could negatively affect product development, customer service and sales. Additionally, we may not achieve the estimated savings or may under-estimate the restructuring costs.
     This Current Report on Form 8-K includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially affect future results. These risks include, but are not limited to, statements regarding our reduction in work force plan (including the anticipated benefits, costs and timing of such actions), the impact on our product roadmap and the factors listed or described from time to time in our filings with the Securities and Exchange Commission. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in our most recent Quarterly Report on Form 10-Q filed with the SEC. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 14, 2005
Cray Inc.
	By:	/s/ Brian C. Henry
Brian C. Henry
Executive Vice President and Chief Financial Officer

3